[THIS DOCUMENT REPRESENTS AN INCOMPLETE DRAFT OPINION TO THE SPECIAL COMMITTEE
            WHICH WAS NOT FINALIZED OR DELIVERED BY THE HARMAN GROUP]

                                                                Exhibit 16(c)(4)


                              Royal Precision, Inc.
                                FAIRNESS OPINION

                                 [June 20, 2002]
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 [THIS DOCUMENT REPRESENTS AN INCOMPLETE DRAFT OPINION TO THE SPECIAL COMMITTEE
            WHICH WAS NOT FINALIZED OR DELIVERED BY THE HARMAN GROUP]

                                Table of Contents

                                                                             Tab

FAIRNESS OPINION                                                               1

DRAFT AGREEMENT AND PLAN OF MERGER                                             2

ROYAL PRECISION, INC.                                                          3
            *  Description of Royal Precision, Inc.

COMPARABLE COMPANIES                                                           4
            *  Selection of Comparable Companies
            *  S&P for Comparable Companies

FINANCIAL ANALYSIS                                                             5
            *  Summary of the Financial Analysis
            *  Royal Precision, Inc. Financial Analysis
            *  Comparable Companies Financial Analysis

VALUATION OF ROYAL PRECISION, INC.                                             6
            *  Summary of the Valuation
            *  Discounted Cash Flow Valuation
            *  Discounted Cash Flow Valuation Assumptions
            *  Orderly Liquidation Valuation
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                                     Tab 1

                                Fairness Opinion
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            WHICH WAS NOT FINALIZED OR DELIVERED BY THE HARMAN GROUP]

The Harman Group
Corporate Finance, Inc.
96 East Granville Road
Worthington, Ohio 43085

                                                                 [June 20, 2002]


Special Committee of the Board of Directors
Royal Precision, Inc.
535 Migeon Avenue
Torrington, Connecticut 06790

Special Committee of the Board:

     You have requested the opinion of The Harman Group Corporate Finance, Inc. ("The Harman Group") as to the fairness, from a financial point of view, to the common shareholders (the "Shareholders") of Royal Precision, Inc. ("Royal Precision" or the "Company"), of the consideration (the "Consideration") to be received by the Shareholders of Royal Precision Common Stock, $0.001 par value (the "Common Stock"), in the merger transaction (the "Merger") as indicated in the Agreement and Plan of Merger (the "Agreement"), draft dated June 20, 2002 among Royal Associates, Inc. ("RA") and a wholly owned subsidiary of RA, Royal Precision, Inc.

     The Agreement states that each share of Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Agreement) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive $0.37 in cash.

     The Harman Group has acted as financial advisor to the Special Committee of the Board of Directors in connection with this transaction, for the purpose of rendering an opinion with respect to the fairness, from a financial point of view, of the consideration, to be paid in cash to the Shareholders, pursuant to the Agreement. In this capacity, we have among other things, (i) reviewed the Agreement from a financial point of view, (ii) reviewed various current and historical financial statements and information of the Company, provided by the Company and publicly available, including audited financial statements for the last five years, latest available quarterly statements, and certain other business and financial information supplied to us by the Company with respect to the Company's operating performance and condition, (iii) conducted discussions with the senior management of the Company regarding its assets and operations, business plans and strategies, past and current financial performance, financial
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            WHICH WAS NOT FINALIZED OR DELIVERED BY THE HARMAN GROUP]

Special Committee of the Board
Royal Precision, Inc.
June 20, 2002
Page Two


condition and future prospects, (iv) reviewed forecasts for the Company prepared by the Company's management, (v) considered the capitalization and financial condition of the Company, (vi) considered the discounted cash flow value and orderly liquidation value of the Company, (vii) analyzed available information concerning other companies whose business or businesses it believed to be generally comparable, in whole or in part, to that of the Company, and, (viii) reviewed such other materials and conducted such other investigations as we deemed appropriate.

     In our review and analysis, we have relied upon and assumed, without independent verification, the accuracy and completeness of the financial and other information that the Company has provided to us or which is publicly available. We have not made or obtained any independent evaluation or appraisal of the properties, facilities, assets, or liabilities (contingent or otherwise) of the Company. We have reviewed financial forecasts prepared by management. However, for our analysis we prepared our own forecast of the Company's future financial performance. We have relied upon the fact that the Company and the Special Committee of the Board of Directors are advised by legal counsel, and we have accordingly assumed, without independent verification, that the Agreement, all other communications to the Shareholders regarding the Agreement and Per Share Purchase Price, and all public filings, are and will be accurate and complete.

     As provided for in our engagement letter dated April 18, 2002, our engagement is limited to providing an opinion as to whether the Consideration of $0.37 to be paid for the outstanding shares of the Common Stock is fair, from a financial point of view, to the holders of such Common Stock. We have not been retained to solicit other entities for purposes of a business combination with the Company, provide advice with respect to, and have not considered, any other matter, including without limitation, the legality of the Agreement, the timing, structure, negotiation or disclosure of the Agreement; the entire fairness of the transaction; or the satisfaction of the duties owed by the Special Committee of the Board of Directors to the Shareholders.
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 [THIS DOCUMENT REPRESENTS AN INCOMPLETE DRAFT OPINION TO THE SPECIAL COMMITTEE
            WHICH WAS NOT FINALIZED OR DELIVERED BY THE HARMAN GROUP]

Special Committee of the Board
Royal Precision, Inc.
June 20, 2002
Page Three


     Our opinion is based solely upon the information set forth herein as reviewed by us and circumstances, including economic, market and financial conditions, existing as of the date hereof. Events occurring after the date hereof could materially affect the assumptions used both in preparing this opinion and in the documents reviewed by us. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

     Subject to the foregoing and based on our analysis and upon such other factors as we deem relevant, including our assessment of general economic and market conditions, it is our opinion that as of the date hereof, the proposed Consideration of $0.37, to be paid in cash, is fair to the Shareholders, from a financial point of view.

                                        Yours truly,

                                        The Harman Group
                                        Corporate Finance, Inc.



                                        Howard P. Zitsman
                                        President
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                                     Tab 2

                       Draft Agreement and Plan of Merger


                            [INTENTIONALLY OMITTED]
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                                     Tab 3

                             Royal Precision, Inc.

                     * Description of Royal Precision, Inc.
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                      DESCRIPTION OF ROYAL PRECISION, INC.

The following is substantially excerpted from the Royal Precision, Inc. Form 10-K filed on August 3, 2001.

     Royal Precision, Inc. ("RP") is a holding company that conducts its business operations through its three wholly-owned subsidiaries (collectively the "Company"), which are FM Precision Golf Manufacturing Corp. ("FMP"), FM Precision Golf Sales Corp. ("FMP Sales") and Royal Grip, Inc. ("RG"). In addition, RG has a wholly-owned subsidiary, Royal Grip Headwear Company (formerly known as Roxxi, Inc., "Roxxi"). RP, FMP and FMP Sales were incorporated in Delaware on May 3, 1996 by a group of investors who acquired, through such companies, substantially all of the assets of the golf club shaft manufacturing business of Brunswick Corporation. RP acquired RG, a Nevada corporation, on August 29, 1997 (the "RG Acquisition"). As discussed in Note 1 to the consolidated financial statements, the Company disposed of the operating assets of Roxxi, a Nevada corporation, in March 1999. Results of operations for Roxxi in all periods through May 31, 1999 are reflected as discontinued operations.

PRINCIPAL PRODUCTS; MARKETS

     The Company sells two main types of products, golf club shafts and golf club grips.

     GOLF CLUB SHAFTS. The Company designs, manufactures and distributes steel golf club shafts, sales of which represented 86%, 84% and 82% of total revenues during the fiscal years ended May 31, 2001, 2000, and 1999, respectively. The Company developed and patented the "Rifle", the first modern stepless steel golf club shaft in the industry. Management believes that these shafts are the premier steel shafts available in the market today due to their patented internal and external design characteristics which result in superior performance, consistency and strength compared to other steel golf club shafts. The Company also pioneered, patented, and now licenses the technology of Frequency Coefficient Matching ("FCM") golf club shafts using an electronic analyzer. Management believes that FCM is more accurate than any other sorting method, in that it ensures identical shaft flex from club-to-club throughout a set, allowing the golfer to maintain a consistent, natural swing tempo regardless of the club chosen.

     The Company also designs and distributes graphite golf club shafts, sales of which represented 1% of total revenues during both of the fiscal years ended May 31, 2001 and 2000. The Company first introduced a filament wound "Rifle" Graphite shaft in February 2000. During the fiscal year ended May 31, 2001, the Company expanded its line of "Rifle" Graphite shafts to include sheet wrapped products. Management believes that these products have superior consistency properties based on the proprietary filament winding and finishing processes utilized in their manufacture that give the shafts uniform wall thickness and oscillation characteristics.

     GOLF CLUB GRIPS. The Company designs and distributes golf club grips, sales of which represented 13%, 15% and 18% of total revenues during the fiscal years ended May 31, 2001, 2000 and 1999, respectively. In 1989, RG introduced a rubber wrap golf grip that gained widespread acceptance in the golf industry and
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enabled RG to achieve brand name recognition. The Company currently offers a wide variety of standard and custom models, all of which management believes feature durability and a distinctive feel and appearance. These grips are sold principally into the replacement market, which serves those golfers seeking to replace grips that have become worn and slick due to prolonged use.

     Sales to original equipment manufacturers ("OEMs") account for the vast majority of the Company's sales, with the remainder of the sales being made to distributors, custom club assemblers, pro shops and repair shops. The Company's products are sold by OEMs as a component of the complete golf club through a variety of channels including sporting goods stores, discount stores, mail order catalogs, pro shops and mass merchandisers.

     Of the Company's top ten customers during the fiscal year ended May 31, 2001, one is international. The Company's exclusive Japanese distributor is its second largest customer (see "Principal Suppliers and Customers"). The Company also has a presence in Europe, Australia, and Canada through other distributor relationships.

BACKLOG

     As of May 1, 2002, the Company had open orders from customers totaling $
5.9 million for shipment during the fiscal year ending May 31, 2003. As of May 31, 2001, the Company had open orders from customers totaling $4.0 million for shipment during the fiscal year ending May 31, 2002. Open orders as of May 31, 2000 for shipment during the fiscal year ended May 31, 2001 were $4.2 million.

COMPETITION

     The golf equipment industry is highly competitive. There are numerous companies competing in various segments of the golf equipment markets including those which manufacture and sell the golf club component parts which are shafts, grips and heads. Some of the Company's competitors have greater name recognition, more extensive engineering, manufacturing and marketing capabilities, and greater financial, technological and personnel resources than the Company. The Company competes primarily on the basis of product quality, product specifications and design, on-time deliveries, customer relationships and price.

     The Company competes primarily with three companies which manufacture and distribute steel golf club shafts to OEMs. The Company believes that it is the second largest producer of steel shafts, after True Temper Sports, Inc. Management believes that its worldwide market share in steel shafts is approximately 22% while True Temper's market share in steel shafts is believed to be approximately 65%. Other competitors which manufacture steel golf club shafts include Nippon Shaft Co., Ltd. and Far East Machinery Co., Ltd., both of which are located in Asia.

     The Company's principal competitors in the golf club grip market include Eaton/Golf Pride and Lamkin Corp. Management believes that its worldwide market share in golf club grips is approximately 3% while Eaton/Golf Pride's and Lamkin's market shares are believed to be approximately 56% and 20%, respectively.

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     The Company competes with several companies, which manufacture and distribute graphite golf club shafts. Management believes that the largest competitors in this fragmented industry segment are Aldila, HST, and True Temper/Grafalloy with 18%, 13%, and 12% of worldwide market share, respectively.

PRINCIPAL SUPPLIERS AND CUSTOMERS

     From January 1997 to February 2000, the Company utilized Acushnet Rubber Company ("Acushnet") as its primary supplier of golf club grips under an exclusive manufacturing and supply agreement. In May 1999, the Company and Acushnet terminated their relationship. The Company has identified several alternative manufacturers and currently purchases its grip inventory from five different suppliers. Although the Company does not have long-term supply contracts with any of these companies, management believes it has an adequate source of supply to meet its current and anticipated future customer needs. However, there can be no assurance that a disruption of supply from any of these companies will not result in the loss of sales and key customers, which would have a material adverse effect on the Company's financial condition and results of operations.

     The Company currently utilizes two manufacturers to supply its inventory of graphite golf club shafts. Management believes that there are other acceptable supply sources at comparable prices and quality. Sales of these products to date have been insignificant to the Company's financial condition and results of operations. However, there can be no assurance that a disruption of supply from either of these companies will not result in the loss of sales and key customers or hinder the Company's efforts to expand its business into this new product segment.

     The Company uses Worthington Industries, Inc. ("Worthington") as its primary supplier for strip steel, but has no supply contract with Worthington. Should Worthington fail to deliver steel, there may be a disruption of operations at the Company's manufacturing facility until an alternate supplier is procured. Worthington provides steel from two separate plant locations. If one Worthington plant becomes unable to fill the necessary requirements, orders could be filled from the alternate location. Although the Company has elected to use Worthington as its primary supplier of strip steel, management believes that there are other acceptable supply sources at comparable prices and quality and that the loss of Worthington as a supplier would not have a material adverse effect on the Company's financial condition and results of operations.

     The Company has a ten-year agreement with Precision FM Japan, Ltd. ("Precision FM"), which grants exclusive distribution rights for sale of the Company's golf club grips in Japan and certain other Asian countries. The Company also has a five-year agreement with Marubeni Corporation ("Marubeni") and Precision Japan, Ltd. ("Precision") which grants exclusive distribution rights for sale of the Company's golf club shafts in Japan and certain other Asian countries. Precision FM and Precision are subsidiaries of Marubeni (collectively "Precision Japan"). The grip and shaft agreements with Precision Japan expire in January 2002 and July 2002, respectively. Precision Japan may renew the grip agreement for successive two-year terms. The grip agreement is terminable by either party for cause or if they fail to agree upon pricing terms, or by Precision Japan at any time upon six months prior notice to the

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Company. Precision Japan may renew the shaft agreement for successive two-year terms. The shaft agreement is terminable by either party for cause or by the Company if Precision Japan fails to meet certain minimum purchase requirements.

     The Company is significantly dependent on sales to Precision Japan, Taylor Made - Adidas Golf ("Taylor Made") and Callaway Golf Company ("Callaway") which, in the aggregate, represented 60%, 50% and 49% of the Company's total net sales for the fiscal years ended May 31, 2001, 2000 and 1999, respectively. Precision Japan accounted for 20%, 27% and 25% of total net sales during fiscal 2001, 2000 and 1999, respectively. Taylor Made accounted for 21%, 18% and 15% of total net sales during the fiscal years ended May 31, 2001, 2000 and 1999, respectively. Callaway accounted for 19%, 5% and 9% of total net sales during fiscal 2001, 2000 and 1999, respectively. The outstanding receivable balances from Taylor Made, Precision Japan and Callaway as of May 31, 2001 were $0.8 million, $0.6 million and $1.6 million, respectively. To reduce its credit risk, the Company requires letter of credit agreements from Precision Japan. The Company does not have supply agreements with Taylor Made or Callaway. The loss of sales to any of these companies could have a significant adverse impact on the Company's financial condition and results of operations.

     Sales of golf equipment historically have been dependent on discretionary spending by consumers, which may be adversely affected by general economic conditions and the popularity of golf in general. A decrease in consumer spending on golf equipment could have an adverse effect on the Company's business and operating results. Sales in the golf equipment industry have historically been seasonal in nature with consumer demand for product being the strongest during the spring and summer months.

PATENTS, TRADEMARKS

     The Company has obtained a trademark and a utility patent on the manufacture and design of its "Rifle" steel golf club shafts. Management believes that its "Rifle" products are superior to other steel shafts in performance, consistency and strength, which provides the Company a competitive advantage in the golf equipment industry. Management believes that some of the shaft patents material to its future success are:

     * its patent which enables a club maker to take frequency sorted steel shafts and calculate what new frequency shafts are needed to produce a set of Frequency Matched products,

     * its patent which relates to the same frequency sorting, but for graphite golf club shafts, and

     * its patent which relates to the manipulation of flex distribution within a shaft or set of shafts.

     These patents expire on May 9, 2006, October 19, 2008, and January 12, 2016, respectively.

     The Company also relies upon trademarks to establish and protect its proprietary rights in its golf club grip products and technologies. The RG logo and the name "Royal Grip" have been registered as trademarks in the United States, Japan and in other foreign countries. In addition, the Company has filed trademark applications relating to the names and configurations of several of

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 [THIS DOCUMENT REPRESENTS AN INCOMPLETE DRAFT OPINION TO THE SPECIAL COMMITTEE
            WHICH WAS NOT FINALIZED OR DELIVERED BY THE HARMAN GROUP]

its grip products in the United States and in foreign countries, including Japan. The Company has also obtained design patents on some of its grips and applied for others, which are pending. The Company protects its proprietary rubber compound and related technologies as trade secrets. Despite such safeguards, there can be no assurance that competitors will not be able to produce golf club grips that successfully imitate the Company's designs and materials without infringing the Company's proprietary rights.

REGULATIONS

     The design of new golf clubs is greatly influenced by rules and interpretations of the United States Golf Association ("USGA"). Although the golf equipment standards established by the USGA generally apply only to competitive events sanctioned by that organization, for marketing reasons it has become critical for designers of new products to assure compliance with USGA standards. Although the Company believes that all of its golf club shafts and grips comply with current USGA standards, no assurance can be given that any new products will receive USGA approval or that existing USGA standards will not be altered in ways that adversely affect the sales of the Company's products.

RESEARCH AND DEVELOPMENT

     The Company's engineering, sales and other staff, together with independent consultants engaged by the Company, work to conceive new product opportunities by creating prototypes and masters and by working with suppliers and customers to design and produce finished products. New golf club shaft and golf club grip products are tested through the Company's sales force with customers and various tour players. The Company continues to investigate new manufacturing techniques and component materials used in the manufacture of its products. During the fiscal years ended May 31, 2001, 2000 and 1999, the Company spent approximately $0.8 million, $0.7 million and $0.6 million on research and development, respectively.

EMPLOYEES

     As of May 31, 2001, the Company had 310 employees. Approximately 70% of the Company's work force is covered by a collective bargaining agreement, which expires in November 2002. The Company believes its relationship with its employees is good.

PROPERTIES

     The Company's golf club shaft manufacturing facility is located at 535 Migeon Avenue, Torrington, Connecticut and is approximately 230,000 square feet. The manufacturing facility is owned by the Company, subject to a mortgage granted to Wells Fargo Business Credit, Inc. In the opinion of management, these facilities are suitable and adequate for the Company's intended use and are adequately covered by insurance.

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LEGAL PROCEEDINGS - LITIGATION

     The Company is from time to time a party to various routine legal proceedings, incidental to the Company's business. Management believes that, other than the environmental matters discussed below, none of the current routine proceedings will have a material adverse effect on the Company's financial condition or future operating results.

ENVIRONMENTAL MATTERS

     In May 1996, the Company acquired substantially all the assets of the golf club shaft manufacturing business of Brunswick Corporation (NYSE: BC) (the "Brunswick Acquisition"). Included in the acquired assets were land, buildings and equipment at the Company's Torrington, Connecticut manufacturing facility (the "FMP plant"). In conjunction with the Brunswick Acquisition, Brunswick Corporation ("Brunswick") agreed to indemnify the Company from potential liability arising from certain environmental matters and to remediate certain environmental conditions, which existed at the FMP plant on the date of acquisition. Brunswick has engaged an environmental consulting firm to perform testing at the FMP plant and is in the process of developing a plan of remediation. The Company has engaged an environmental consulting firm to assist in the development of the plan of remediation. Failure of Brunswick to fulfill its obligations under the asset purchase contract could have a material adverse effect on the Company's financial condition and results of operations.

     Prior to the Brunswick Acquisition, the FMP plant was listed in the U.S. Environmental Protection Agency's ("EPA") Comprehensive Environmental Response, Compensation and Liability Information System ("CERCLIS"). A contractor for the EPA performed an assessment of the FMP plant in January 1992 and, in June 1992, the site was deferred from the CERCLIS inventory to the EPA's Resource Conservation and Recovery Act ("RCRA") program. During calendar 2000, the EPA reviewed the status of the property, concluded that the FMP plant is not subject to corrective action under RCRA and returned the site to its active CERCLIS inventory. In November 2000 and April 2001, a contractor for the EPA performed another site assessment and took samples from the property of the FMP plant. The Company anticipates that a report from the EPA with the results of this work will be received prior to April 2002. The Company believes that, pursuant to the Brunswick Acquisition agreement, Brunswick has an obligation under the Connecticut Transfer Act (the "Act") to remediate any environmental issues that fall within the scope of the Act. The Company expects that, if the EPA identifies any environmental issues, they would be issues that fall within the scope of the Act. There is not sufficient information at this time to determine what action, if any, the EPA may pursue and what effect, if any, it may have on the Company's financial condition and results of operations.

     In April 2000, the Company submitted information regarding the disposal and treatment of waste materials from the FMP plant during the period from 1982 to 1997 to assist the EPA in its investigation of the former National Oil Services, Inc. Superfund site in West Haven, Connecticut. National Oil Services, Inc. was, prior to its bankruptcy, a contractor used by Brunswick, and to a limited degree by the Company, to treat and dispose of non-hazardous waste oils from the FMP plant. In June 2001, the Company executed a consent decree with the EPA and agreed to pay approximately $5,000 in full satisfaction of its liability under this matter. The Company is currently negotiating with Brunswick to determine the portion of the payment for which each party is responsible.

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 [THIS DOCUMENT REPRESENTS AN INCOMPLETE DRAFT OPINION TO THE SPECIAL COMMITTEE
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     In October 2000, the Company received a notice of violation ("NOV") from the State of Connecticut Department of Environmental Protection ("DEP") alleging that various effluent discharge samples during the period from January 2000 to September 2000 were in violation of authorized limits under an existing permit for the discharge of treated wastewater from the FMP plant. The Company submitted its response to the NOV in December 2000 and, in April 2001, the Company received a draft consent order from the DEP related to this matter. The Company is currently negotiating with the DEP prior to entering into a final consent order. The Company does not anticipate, however, that the conditions of the draft consent order will be significantly modified. Terms of the draft consent order include, among other things, that the Company pay a civil penalty of $0.2 million, submit to various compliance audits, and complete a feasibility study to determine if the discharge of treated wastewater from the FMP plant can be reduced, diverted to another source or eliminated entirely. The Company is currently evaluating its options to reach compliance with the terms of the draft consent order. Management believes it is possible that the proposed civil penalty will be slightly reduced when the final consent order is executed. A provision has been recorded in the amount of $0.15 million for the proposed civil penalty and is reflected as a component of Environmental Costs in the accompanying consolidated statement of operations for the fiscal year ended May 31, 2001. Management believes that significant future capital expenditures in excess of $0.3 million may be made at the FMP plant during the fiscal year ending May 31, 2002 to comply with the terms of the consent order.

     In February 2001, the Company received a reimbursement from Brunswick totaling $0.2 million for costs incurred to resolve a prior NOV from the DEP, which the Company settled in June 2000. Of the funds received, $0.1 million was recorded as a reimbursement of environmental related expenses and is reflected as a reduction of Environmental Costs in the accompanying statement of operations for the fiscal year ended May 31, 2001. The remaining balance received was recorded as a partial reimbursement of the capital expenditures incurred at the FMP plant to complete the remedial measures specified in the NOV settlement.

     Environmental Costs related to the various matters discussed above totaled $0.4 million and $0.1 million, net of recoveries, during the fiscal years ended May 31, 2001 and 2000, respectively.

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                                     Tab 4

                              Comparable Companies

                    *  Selection of Comparable Companies
                    *  S&P for Comparable Companies [Not prepared]
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            WHICH WAS NOT FINALIZED OR DELIVERED BY THE HARMAN GROUP]

                        SELECTION OF COMPARABLE COMPANIES

     The selection of publicly traded companies with comparable financial and operating characteristics was initiated by searching for companies with the primary Standard Industrial Code (SIC) 3949. This is Royal Precision's primary SIC classification and is described as: Sporting and athletic goods (not elsewhere classified).

     The SIC search produced 23 potentially comparable companies. Six companies were selected for additional analysis.

     The final determination of comparability was based on the following criteria:

          *    Active U.S. public market for the stock
          *    Not in the process of being acquired or restructured
          *    Not in financial distress or poor financial condition

     Based on these criteria, Aldila, Inc. ("Aldila"), Coastcast Corporation ("Coastcast"), and True Temper Sports, Inc. ("True Temper") are included for financial analysis. True Temper is a reporting company as a result of publicly held debt Notes and does not have a public market for its stock. Aldila, although publicly traded, does not have an active market for its stock. Aldila and Coastcast are an insufficient comparable group to implement a market based valuation analysis.

     The following section of this memorandum contains Standard & Poor's Stock Reports for Aldila and Coastcast.
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                                     Tab 5

                               Financial Analysis

                   * Summary of the Financial Analysis
                   * Royal Precision, Inc. Financial Analysis
                   * Comparable Companies Financial Analysis
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                       SUMMARY OF THE FINANCIAL ANALYSIS

ROYAL PRECISION, INC.

BALANCE SHEETS

* Royal Precision's Total Assets were $18.3 million as of February 28, 2002, decreasing from $25.2 million as of May 31, 2001. The decrease in total assets was primarily the result of the FASB 141 - 142 write off of goodwill.

* Royal Precision's Current Assets totaled $11.2 million, including cash of $460,000, accounts receivable of $4.1 million, and inventories of $6.3 million as of February 28, 2002. This compares to total current assets of $11.4 million as of May 31, 2002.

* Total Property, Plant and Equipment, net of Accumulated Depreciation, decreased slightly to $5.8 million as of February 28, 2002, from $6.0 million as of May 31, 2002.

* Current Liabilities totaled $6.9 million, including accounts payable of $2.9 million, current portion of long-term liabilities of $768 thousand, and subordinated debt of $1.2 million as of February 28, 2002.

* Long Term Liabilities, primarily bank term and revolving loans, totaled $6.9 million as of February 28, 2002. In August 2001 and February 2002, the Company was not in compliance with certain financial loan covenants, but was able to obtain the necessary waivers and amendments to its credit facility to remedy such defaults.

* Royal Precision's Total Shareholders' Equity was $4.4 million as of February 28, 2002, decreasing substantially from the $25.2 million and $24.9 million as of May 31, 2001 and 2000, respectively. The decrease in equity was the result of the FASB 141-142 write-off and fiscal 2002 operating losses.

* Off balance sheet assets and liabilities generally include intellectual property and other intangibles on the assets side and post retirement health benefits and possible environmental exposure on the liabilities side of the balance sheet. The value of the off balance sheet assets are reflected and implicitly included in the going enterprise value of the Company. The FASB 141-142 adjusted was intended to more accurately reflect the market value of the Company's off balance sheet assets. Royal
     Precision's primary off balance sheet liability is the environmental exposure associated with acquisition of the Torrington facility. As previously noted, this liability is indemnified by Brunswick Corporation.

INCOME STATEMENTS

* Royal Precision's Total Sales have declined to $26.6 million for the 12 months ending February 28, 2002, compared to $29.9 million and 30.1 million in fiscal 2001 and 2000, respectively. The 11% decline in sales over the past 12 months, compared to

 [THIS DOCUMENT REPRESENTS AN INCOMPLETE DRAFT OPINION TO THE SPECIAL COMMITTEE
            WHICH WAS NOT FINALIZED OR DELIVERED BY THE HARMAN GROUP]

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
                                 Balance Sheets

(In Thousands)
                                                                             As of May 31,
                                                           -------------------------------------------------
                                             02/28/02        2001          2000         1999          1998
                                             --------      --------      --------     --------      --------
ASSETS
Current Assets
  Cash & Cash Equivalents                    $    460      $     33      $     36     $    184      $     28
  Accounts Receivable, Net                      4,149         4,988         5,100        4,617         4,042
  Inventories                                   6,281         5,920         5,124        4,514         4,049
  Other Current Assets                            291           215           155          783           314
  Deferred Income Taxes                             0           224           106          647           265
                                             --------      --------      --------     --------      --------
    Total Current Assets                       11,181        11,380        10,521       10,745         8,698
                                             --------      --------      --------     --------      --------
  Net Property, Plant & Equipment               5,837         6,004         6,013        4,909         4,496

  Goodwill, Net                                 1,250         7,187         7,629        8,857        10,028
  Deferred Income Taxes                             0           582           701           70             0
  Other Assets                                     75            54            78           29         2,664
                                             --------      --------      --------     --------      --------
Total Assets                                 $ 18,343      $ 25,207      $ 24,942     $ 24,610      $ 25,886
                                             ========      ========      ========     ========      ========

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts Payable                           $  2,915      $  1,534      $  1,714     $  1,839      $  1,769
  Current Portion of LT Liabilities
    & Credit Lines                                768           768           906        1,203         4,509
  Subordinated Debt                             1,233             0             0            0             0
  Accrued Salaries and Benefits                   475           529         1,290          595           760
  Accrued Restructuring Costs                     560             0             0            0             0
  Accrued Pension Liability                       180           198           176          251             0
  Accrued Environmental Costs                     253           272             0            0             0
  Other Accrued Expenses                          518           360           417        1,079         1,259
                                             --------      --------      --------     --------      --------
    Total Current Liabilities                   6,902         3,661         4,503        4,967         8,297
    Total Long Term Liabilities                 6,998         7,705         6,027        6,191         3,262
                                             --------      --------      --------     --------      --------
      Total Liabilities                        13,900        11,366        10,530       11,158        11,559

Shareholders' Equity
  Common Stock                                      6             6             6            6             6
  Paid In Capital                              14,472        13,977        13,940       13,897        13,821
  Retained Earnings (Accumulated Loss)        (10,011)         (118)          466         (404)          500
  Accumulated Other Comprehensive Loss            (24)          (24)            0          (47)            0
                                             --------      --------      --------     --------      --------
    Total Shareholders' Equity                  4,443        13,841        14,412       13,452        14,327
                                             --------      --------      --------     --------      --------
Total Liabilities & Shareholders' Equity     $ 18,343      $ 25,207      $ 24,942     $ 24,610      $ 25,886
                                             ========      ========      ========     ========      ========

Total Number of Shares Outstanding              5,841         5,682         5,679        5,667         5,602

Tangible Book Value                          $  3,193      $  6,654      $  6,783     $  4,595      $  4,299

Working Capital Net of Sub Debt              $  5,512      $  7,719      $  6,018     $  5,778      $    401


                                                                             As of May 31,
                                                           -------------------------------------------------
                                             02/28/02        2001          2000         1999          1998
                                             --------      --------      --------     --------      --------
ASSETS
Current Assets
  Cash & Cash Equivalents                       2.5%          0.1%          0.1%         0.7%          0.1%
  Accounts Receivable, Net                     22.6          19.8          20.4         18.8          15.6
  Inventories                                  34.2          23.5          20.5         18.3          15.6
  Other Current Assets                          1.6           0.9           0.6          3.2           1.2
  Deferred Income Taxes                         0.0           0.9           0.4          2.6           1.0
                                              -----         -----         -----        -----         -----
    Total Current Assets                       61.0          45.1          42.2         43.7          33.6
                                              -----         -----         -----        -----         -----
  Net Property, Plant & Equipment              31.8          23.8          24.1         19.9          17.4

  Goodwill, Net                                 6.8          28.5          30.6         36.0          38.7
  Deferred Income Taxes                         0.0           2.3           2.8          0.3           0.0
  Other Assets                                  0.4           0.2           0.3          0.1          10.3
                                              -----         -----         -----        -----         -----
Total Assets                                  100.0%        100.0%        100.0%       100.0%        100.0%
                                              =====         =====         =====        =====         =====
LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts Payable                             15.9%          6.1%          6.9%         7.5%          6.8%
  Current Portion of LT Liabilities
    & Credit Lines                              4.2           3.0           3.6          4.9          17.4
  Subordinated Debt                             6.7           0.0           0.0          0.0           0.0
  Accrued Salaries and Benefits                 2.6           2.1           5.2          2.4           2.9
  Accrued Restructuring Costs                   3.1           0.0           0.0          0.0           0.0
  Accrued Pension Liability                     1.0           0.8           0.7          1.0           0.0
  Accrued Environmental Costs                   1.4           1.1           0.0          0.0           0.0
  Other Accrued Expenses                        2.8           1.4           1.7          4.4           4.9
                                              -----         -----         -----        -----         -----
    Total Current Liabilities                  37.6          14.5          18.1         20.2          32.1
    Total Long Term Liabilities                38.2          30.6          24.2         25.2          12.6
                                              -----         -----         -----        -----         -----
      Total Liabilities                        75.8          45.1          42.2         45.3          44.7

Shareholders' Equity
  Common Stock                                  0.0           0.0           0.0          0.0           0.0
  Paid In Capital                              78.9          55.4          55.9         56.5          53.4
  Retained Earnings (Accumulated Loss)        (54.6)         (0.5)          1.9         (1.6)          1.9
  Accumulated Other Comprehensive Loss         (0.1)         (0.1)          0.0         (0.2)          0.0
                                              -----         -----         -----        -----         -----
    Total Shareholders' Equity                 24.2          54.9          57.8         54.7          55.3
                                              -----         -----         -----        -----         -----
Total Liabilities & Shareholders' Equity      100.0%        100.0%        100.0%       100.0%        100.0%
                                              =====         =====         =====        =====         =====

 [THIS DOCUMENT REPRESENTS AN INCOMPLETE DRAFT OPINION TO THE SPECIAL COMMITTEE
            WHICH WAS NOT FINALIZED OR DELIVERED BY THE HARMAN GROUP]

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
                                Income Statements

(In Thousands)
                                      12 Months      9 Months                     Years Ending May 31,
                                      ---------      --------      --------------------------------------------------
                                       02/28/02      02/28/02        2001          2000          1999          1998
                                       --------      --------      --------      --------      --------      --------
Net Sales
  Golf Club Shafts                     $ 22,918      $ 14,216      $ 26,070      $ 25,559      $ 19,185      $ 21,023
  Golf Club Grips                         3,640         2,530         3,927         4,540         4,210         3,699
                                       --------      --------      --------      --------      --------      --------
    Total Net Sales                      26,558        16,746        29,997        30,099        23,395        24,722

Cost of Sales
  Golf Club Shafts                       17,245        11,085        18,363        17,177        12,530        14,432
  Golf Club Grips                         2,806         1,931         2,956         2,849         2,251         1,697
                                       --------      --------      --------      --------      --------      --------
    Total Cost of Sales                  20,051        13,016        21,319        20,026        14,781        16,129

Gross Profit                              6,507         3,730         8,678        10,073         8,614         8,593

Selling, General, & Admin. Expense        6,885         4,373         6,589         6,946         5,929         6,269
                                       --------      --------      --------      --------      --------      --------
Operating Income                           (378)         (643)        2,089         3,127         2,685         2,324

Other Expenses (Income)
  Depreciation                              508           641           664           672           418           359
  Amortization of Goodwill                  110             0           442           486           521           390
  Net Interest Expense                      956           706           888           644           794           605
  Terminated Merger Expense                  79             0            79             0           975             0
  Environmental Costs                       229            60           409           105             0             0
  Gain on Termination of Contract             0             0             0             0          (865)            0
  Restructuring Costs                     1,158         1,158             0             0             0             0
  Loss from Discontinued Operation            0             0             0         1,180           531
  Other Expenses (Income)                  (464)          (58)         (319)         (267)         (243)         (168)
  Non Recurring Expenses                   (165)            0           477             0             0           842
                                       --------      --------      --------      --------      --------      --------
    Total Other Expenses                  2,411         2,507         2,640         1,640         2,780         2,559

Income (Loss) Before Income Taxes        (2,789)       (3,150)         (551)        1,487           (95)         (235)

Income Taxes                              1,356           806            33           616           804            28
                                       --------      --------      --------      --------      --------      --------
Net Income (Loss) Before Change in
  Accounting Principle                 $ (4,145)     $ (3,956)     $   (584)     $    871      $   (899)     $   (263)
                                       ========      ========      ========      ========      ========      ========

Change in Accounting Principle         $  5,937      $  5,937      $      0      $      0      $      0      $      0

Net Income (Loss)                      $(10,082)     $ (9,893)     $   (584)     $    871      $   (899)     $   (263)
                                       --------      --------      --------      --------      --------      --------

Capital Expenditures                   $  1,217      $    480      $  1,564      $    556      $    640      $    989


                                       12 Months       9 Months                        Years Ending May 31,
                                       ---------       --------       -----------------------------------------------------
                                        02/28/02       02/28/02         2001           2000           1999          1998
                                        --------       --------       --------       --------       --------       --------
Net Sales
  Golf Club Shafts                          86.3%          84.9%          86.9%          84.9%          82.0%          85.0%
  Golf Club Grips                           13.7           15.1           13.1           15.1           18.0           15.0
                                        --------       --------       --------       --------       --------       --------
    Total Net Sales                        100.0%         100.0%         100.0%         100.0%         100.0%         100.0%

Cost of Sales
  Golf Club Shafts                          64.9           66.2           61.2           57.1           53.6           58.4
  Golf Club Grips                           10.6           11.5            9.9            9.5            9.6            6.9
                                        --------       --------       --------       --------       --------       --------
    Total Cost of Sales                     75.5           77.7           71.1           66.5           63.2           65.2

Gross Profit                                24.5           22.3           28.9           33.5           36.8           34.8

Selling, General, & Admin. Expense          25.9           26.1           22.0           23.1           25.3           25.4
                                        --------       --------       --------       --------       --------       --------
Operating Income                            (1.4)          (3.8)           7.0           10.4           11.5            9.4

Other Expenses (Income)
  Depreciation                               1.9            3.8            2.2            2.2            1.8            1.5
  Amortization of Goodwill                   0.4            0.0            1.5            1.6            2.2            1.6
  Net Interest Expense                       3.6            4.2            3.0            2.1            3.4            2.4
  Terminated Merger Expense                  0.3            0.0            0.3            0.0            4.2            0.0
  Environmental Costs                        0.9            0.0            0.0            0.0            0.0            0.0
  Gain on Termination of Contract            0.0            0.0            0.0            0.0           (0.0)           0.0
  Restructuring Costs                        4.4            0.1            0.0            0.0            0.0            0.0
  Loss from Discontinued Operation           0.0            0.0            0.0            0.0            5.0            2.1
  Other Expenses (Income)                   (1.7)          (0.3)          (1.1)          (0.9)          (1.0)          (0.7)
  Non Recurring Expenses                    (0.6)           0.0            0.0            0.0            0.0            0.0
                                        --------       --------       --------       --------       --------       --------
    Total Other Expenses                     9.1           15.0            8.8            5.4           11.9           10.4

Income (Loss) Before Income Taxes          (10.5)         (18.8)          (1.8)           4.9           (0.4)          (1.0)

Income Taxes                                 5.1            4.8            0.1            2.0            3.4            0.1
                                        --------       --------       --------       --------       --------       --------
Net Income (Loss) Before Change in
  Accounting Principle                     -15.6%         -23.6%          -1.9%           2.9%          -3.8%          -1.1%
                                        ========       ========       ========       ========       ========       ========

 [THIS DOCUMENT REPRESENTS AN INCOMPLETE DRAFT OPINION TO THE SPECIAL COMMITTEE
            WHICH WAS NOT FINALIZED OR DELIVERED BY THE HARMAN GROUP]

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
                         Financial and Operating Ratios

                                      Last 12                  May 31,
                                     Months End     --------------------------
                                      2/28/2002     2001        2000      1999
                                      ---------     ----        ----      ----
PROFITABILITY
  Gross Margin to Sales                 24.50%      28.93%     33.47%     36.82%
  Operating Income to Sales             -1.42%       6.96%     10.39%     11.48%
  Net Income to Sales                  -15.61%      -1.95%      2.89%     -3.84%

ASSET MANAGEMENT (1)
   Asset Turnover                        1.20        1.20       1.21       0.93
   Current Asset Turnover                2.29        2.74       2.83       2.41
   Inventory Turnover                    4.13        5.43       6.25       5.46
   Fixed Asset Turnover                  4.53        4.99       5.51       4.98
   Net Working Capital Turnover          3.96        4.37       5.10       7.57
   Average Collection Period            57.12       61.37      58.92      67.55

LEVERAGE
   Total Debt to Total Assets            0.76        0.45       0.42       0.45
   Long Term  Debt to Equity (2)         2.03        0.61       0.48       0.55
   Equity to Assets                      0.24        0.55       0.58       0.55
   Interest Coverage Ratio (3)          (0.40)       2.35       4.86       3.38

LIQUIDITY
   Current Ratio                         1.62        3.11       2.34       2.16
   Quick Ratio                           0.67        1.37       1.14       0.97

----------
(1)  Asset Management ratios computed with average balances.
(2)  Includes current portion of long term debt and subordinated debt.
(3)  Operating income to net interest expense.

 [THIS DOCUMENT REPRESENTS AN INCOMPLETE DRAFT OPINION TO THE SPECIAL COMMITTEE
            WHICH WAS NOT FINALIZED OR DELIVERED BY THE HARMAN GROUP]

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
                       Comparable Companies Balance Sheets

(In Thousands)
                                                   Aldila      Coast Cast   True Temper      Aldila       Coast Cast    True Temper
                                                 ----------    ----------   -----------    ----------     ----------    -----------
                                                 12/31/2001    12/31/2001    12/31/2001    12/31/2001     12/31/2001     12/31/2001
                                                 ----------    ----------    ----------    ----------     ----------     ----------
ASSETS
Current Assets
  Cash & Cash Equivalents                         $     266     $  13,248     $   8,177           0.8%          23.1%           4.3%
  Accounts Receivable, Net                            3,977         7,293        13,459          11.4           12.7            7.1
  Inventories                                        11,472         9,319        13,441          32.9           16.2            7.1
  Prepaid Expenses & Other Current Assets             3,684         2,640         1,749          10.6            4.6            0.9
                                                  ---------     ---------     ---------     ---------      ---------      ---------
    Total Current Assets                             19,399        32,500        36,826          55.6           56.6           19.5
Property, Plant & Equipment                           7,634        21,127        16,729          21.9           36.8            8.8
Other Assets                                          7,853         3,804        64,269          22.5            6.6           33.9
Goodwill                                                  0             0        71,506           0.0            0.0           37.8
                                                  ---------     ---------     ---------     ---------      ---------      ---------
Total Assets                                      $  34,886     $  57,431     $ 189,330         100.0%         100.0%         100.0%
                                                  =========     =========     =========     =========      =========      =========

LIABILITIES & SHAREHOLDERS' EQUITY
Current Liabilities
  Accounts Payable                                $   2,921     $   3,196     $   4,390           8.4%           5.6%           2.3%
  Other Accrued Expenses & Current Liabilities        2,627         4,252         9,511           7.5            7.4            5.0
                                                  ---------     ---------     ---------     ---------      ---------      ---------
    Total Current Liabilities                         5,548         7,448        13,901          15.9           13.0            7.3
Total Long Term Liabilities                             141         1,728       114,126           0.4            3.0           60.3
                                                  ---------     ---------     ---------     ---------      ---------      ---------
      Total Liabilities                               5,689         9,176       128,027          16.3           16.0           67.6

Shareholders' Equity
  Common Stock                                          149             0             0           0.4            0.0            0.0
  Paid In Capital                                    41,883        26,067        40,326         120.1           45.4           21.3
  Retained Earnings (Accumulated Loss)              (12,835)       22,435        20,977         (36.8)          39.1           11.1
  Other Equity Accounts                                   0          (247)            0           0.0           (0.4)           0.0
                                                  ---------     ---------     ---------     ---------      ---------      ---------
    Total Shareholders' Equity                       29,197        48,255        61,303          83.7           84.0           32.4
                                                  ---------     ---------     ---------     ---------      ---------      ---------
Total Liabilities & Shareholders' Equity          $  34,886     $  57,431     $ 189,330         100.0%         100.0%         100.0%
                                                  =========     =========     =========     =========      =========      =========

Total Number of Shares Outstanding                   14,843         7,635           100

Tangible Book Value                               $  29,197     $  48,255     $ (10,203)

Working Capital                                   $  13,851     $  25,052     $  18,232

 [THIS DOCUMENT REPRESENTS AN INCOMPLETE DRAFT OPINION TO THE SPECIAL COMMITTEE
            WHICH WAS NOT FINALIZED OR DELIVERED BY THE HARMAN GROUP]

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
                     Comparable Companies Income Statements

(In Thousands)
                                            Aldila       Coast Cast     True Temper       Aldila        Coast Cast      True Temper
                                        -------------  -------------   -------------   -------------   -------------   -------------
                                        12 Months End  12 Months End   12 Months End   12 Months End   12 Months End   12 Months End
                                         12/31/2001     12/31/2001      12/31/2001      12/31/2001 %    12/31/2001 %    12/31/2001 %
                                        -------------  -------------   -------------   -------------   -------------   -------------
Net Sales                                 $  39,561      $ 115,480       $ 111,083           100.0%          100.0%          100.0%

Cost of Sales                                33,304        112,266          64,222            84.2            97.2            57.8
                                          ---------      ---------       ---------       ---------       ---------       ---------
Gross Profit                                  6,257          3,214          46,861            15.8             2.8            42.2

Selling, General, & Admin. Expense            3,011          2,222          14,963             7.6             1.9            13.5
                                          ---------      ---------       ---------       ---------       ---------       ---------
Operating Income                              3,246            992          31,898             8.2             0.9            28.7
Other Expenses (Income)
  Depreciation & Amortization                 5,250          4,347           6,208            13.3             3.8             5.6
  Net Interest Expense (Income)                 375              0          12,660             0.9             0.0            11.4
  Other                                         427           (396)             (2)            1.1            (0.3)           (0.0)
Non-Recurring Expenses
  Settlement & Restructuring Expense              0              0               0             0.0             0.0             0.0
  Impairment of Goodwill, Trademarks         54,895            231               0           138.8             0.2             0.0
  Other Non Recurring Expenses                    0              0               0             0.0             0.0             0.0
                                          ---------      ---------       ---------       ---------       ---------       ---------
Income (Loss) Before Income Taxes           (57,701)        (3,190)         13,032          (145.9)           (2.8)           11.7

Income Taxe Expense (Benefit)                (6,282)          (900)        (11,539)          (15.9)           (0.8)          (10.4)
                                          ---------      ---------       ---------       ---------       ---------       ---------
Net Income (Loss)                         $ (51,419)     $  (2,290)      $  24,571         -130.0%           -2.0%            22.1%
                                          =========      =========       =========       =========       =========       =========

Net Capital Expenditures                  $     569      $   2,527       $   2,001

 [THIS DOCUMENT REPRESENTS AN INCOMPLETE DRAFT OPINION TO THE SPECIAL COMMITTEE
            WHICH WAS NOT FINALIZED OR DELIVERED BY THE HARMAN GROUP]

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
               Comparable Companies Financial and Operating Ratios

                                        Royal
                                      Precision                     Aldila         Coast Cast    True Temper
                                    -------------   Comparable   -------------   -------------  -------------
                                    12 Months End   Companies    12 Months End   12 Months End  12 Months End
                                      2/28/2002      Average      12/31/2001       12/31/2001     12/31/2001
                                    -------------   ----------   -------------   -------------  -------------
PROFITABILITY
  Gross Margin to Sales                 24.50%        20.26%        15.82%           2.78%          42.19%
  Operating Income to Sales             -1.42%        12.59%         8.21%           0.86%          28.72%

ASSET MANAGEMENT (1)
  Asset Turnover                         1.20          0.88          0.57            1.47            0.61
  Current Asset Turnover                 2.29          2.34          1.57            2.18            3.28
  Inventory Turnover                     4.13          5.08          3.52            6.25            5.46
  Fixed Asset Turnover                   4.53          5.41          4.68            5.18            6.38
  Net Working Capital Turnover           3.96          4.65          2.25            4.38            7.32
  Average Collection Period             57.12         37.97         52.41           23.06           38.46

LEVERAGE
  Total Debt to Total Assets             0.76          0.33          0.16            0.16            0.68
  Long Term  Debt to Equity              1.75          0.63          0.00            0.04            1.86
  Equity to Assets                       0.24          0.67          0.84            0.84            0.32

LIQUIDITY
  Current Ratio                          1.62          2.54          3.11            2.34            2.16
  Quick Ratio                            0.67          1.16          1.37            1.14            0.97

----------
(1)  Asset Management ratios computed with a verage balances.

 [THIS DOCUMENT REPRESENTS AN INCOMPLETE DRAFT OPINION TO THE SPECIAL COMMITTEE
            WHICH WAS NOT FINALIZED OR DELIVERED BY THE HARMAN GROUP]

                                      Tab 6

                       Valuation Of Royal Precision, Inc.

                  * Summary of the Valuation
                  * Discounted Cash Flow Valuation
                  * Discounted Cash Flow Valuation Assumptions
                  * Orderly Liquidation Valuation

 [THIS DOCUMENT REPRESENTS AN INCOMPLETE DRAFT OPINION TO THE SPECIAL COMMITTEE
            WHICH WAS NOT FINALIZED OR DELIVERED BY THE HARMAN GROUP]

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
                         DISCOUNTED CASH FLOW VALUATION
                                 APRIL 17, 2002

(In Thousands, Except Per Share)

                                     12 Months
                                       Ending
                                     2/28/2002       Year 1       Year 2       Year 3       Year 4       Year 5    Perpetuity
                                     ---------      --------     --------     --------     --------     --------   ----------
SALES
  Golf Club Shafts                    $ 22,918      $ 22,918     $ 23,835     $ 24,788     $ 25,780     $ 26,811
  % Sales Growth                                         0.0%         4.0%         4.0%         4.0%         4.0%
  Golf Club Grips                     $  3,640      $  3,786     $  3,937     $  4,095     $  4,258     $  4,429
  % Sales Growth                                         4.0%         4.0%         4.0%         4.0%         4.0%
                                      --------      --------     --------     --------     --------     --------
    Total Sales                       $ 26,558      $ 26,704     $ 27,772     $ 28,883     $ 30,038     $ 31,239
COST OF GOODS SOLD
  Golf Club Shafts                    $ 17,245      $ 16,730     $ 16,923     $ 16,856     $ 17,530     $ 18,231
  % of Golf Club Shaft Sales              75.2%         73.0%        71.0%        68.0%        68.0%        68.0%
  Golf Club Grips                     $  2,806      $  2,801     $  2,835     $  2,825     $  2,896     $  3,011
  % of Golf Club Grip Sales               77.1%         74.0%        72.0%        69.0%        68.0%        68.0%
                                      --------      --------     --------     --------     --------     --------
GROSS PROFIT                          $  6,507      $  7,172     $  8,014     $  9,201     $  9,612     $  9,997

SELLING, GENERAL, & ADMIN. EXPENSE    $  6,885      $  5,608     $  5,832     $  6,065     $  6,308     $  6,248
  % of Sales                              25.9%         21.0%        21.0%        21.0%        21.0%        20.0%
                                      --------      --------     --------     --------     --------     --------
OPERATING INCOME                      $   (378)     $  1,564     $  2,182     $  3,136     $  3,304     $  3,749

Depreciation                          $    508      $    590     $    680     $    770     $    860     $    950
                                                    --------     --------     --------     --------     --------

Earnings Before Taxes                 $   (886)     $    974     $  1,502     $  2,366     $  2,444     $  2,799

Tax Expense                                         $    146     $    300     $    994     $  1,027     $  1,175
                                                    --------     --------     --------     --------     --------

Net Income                                          $    828     $  1,202     $  1,372     $  1,418     $  1,623

CASH FLOW
Depreciation                                        $    590     $    680     $    770     $    860     $    950
                                                    --------     --------     --------     --------     --------

Operating Cash Flow                                 $  1,418     $  1,882     $  2,142     $  2,278     $  2,573

Less:  Capital Expenditure                          $    700     $    700     $    700     $    700     $    700
Less:  Increase in Working Capital                       597          214          222          231          240
                                                    --------     --------     --------     --------     --------

NET CASH FLOW FROM OPERATIONS                       $    121     $    968     $  1,220     $  1,347     $  1,633     $ 16,659

NET PRESENT VALUE OF CASH FLOW                      $    107     $    748     $    828     $    803     $    856     $  8,728

TOTAL NET PRESENT VALUE               $ 12,068

LESS: LONG TERM DEBT (1)              $  8,068

VALUE PER SHARE (2)                   $   0.37
                                      ========

----------
(1)  Includes current portion of long term and subordinated debt as of 4/30/02.
(2)  Based on 10,954,597 shares outstanding.

 [THIS DOCUMENT REPRESENTS AN INCOMPLETE DRAFT OPINION TO THE SPECIAL COMMITTEE
            WHICH WAS NOT FINALIZED OR DELIVERED BY THE HARMAN GROUP]

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
                   DISCOUNTED CASH FLOW VALUATION ASSUMPTIONS
                                 APRIL 17, 2002
                                 (In Thousands)

                                       12 Months
                                        Ending
                                       2/28/2002        Year 1        Year 2        Year 3        Year 4        Year 5    Perpetuity
                                      ----------       --------      --------      --------      --------      --------   ----------
SALES
  Golf Club Shafts                    $   22,918
  % Growth                                                 0.00%         4.00%         4.00%         4.00%         4.00%
  Golf Club Grips                     $    3,640
  % Growth                                                 4.00%         4.00%         4.00%         4.00%         4.00%
                                      ----------
                                      $   26,558
COST OF GOODS SOLD
  Golf Club Shafts                    $   17,245
   % of Golf Club Shaft Sales              75.25%         73.00%        71.00%        68.00%        68.00%        68.00%
  Golf Club Grips                     $    2,806
   % of Golf Club Grip Sales               77.09%         74.00%        72.00%        69.00%        68.00%        68.00%
                                      ----------       --------      --------      --------      --------      --------
                                           75.50%         73.14%        71.14%        68.14%        68.00%        68.00%

SELLING, GENERAL, & ADMIN. EXPENSE    $    6,885
   % of Sales                              25.92%         21.00%        21.00%        21.00%        21.00%        20.00%

Depreciation & Amortization           $      508       $    590      $    680      $    770      $    860      $    950

Earnings Before Taxes                                  $    974      $  1,502      $  2,366      $  2,444      $  2,799

Income Tax Rate % Pre-Tax Earnings                        15.00%        20.00%        42.00%        42.00%        42.00%

Taxes - $100,000 Minimum                               $    146      $    300      $    994      $  1,027      $  1,175
Depreciation and Amortization         $      508       $    590      $    680      $    770      $    860      $    950
Capital Expenditures                  $    1,217       $    700      $    700      $    700      $    700      $    700
Working Capital Turnover                    5.60           5.00          5.00          5.00          5.00          5.00
Working Capital (1)                   $    4,744       $  5,341      $  5,554      $  5,777      $  6,008      $  6,248

Cost of Capital                                           13.80%        13.80%        13.80%        13.80%        13.80%      13.80%
Perpetuity Capitalization Rate                                                                                                13.80%
Perpetuity Growth Rate                                                                                                         4.00%

----------
(1)  Working Capital excludes subordinated debt and current portion of debt.

 [THIS DOCUMENT REPRESENTS AN INCOMPLETE DRAFT OPINION TO THE SPECIAL COMMITTEE
            WHICH WAS NOT FINALIZED OR DELIVERED BY THE HARMAN GROUP]

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
                   Discounted Cash Flow Valuation Assumptions
                                 Cost of Capital

($ In Thousands)
Royal Precision Debt as of April 30, 2002
April 30, 2002 Prime Rate 4.75%

                                                     Total
                                        Interest =  Interest
                                          Prime +     Rate    Principal
                                          -------     ----    ----------
FMP - Term 1                               4.75%      9.50%   $ 2,201.95
FMP - Term 2                               4.25%      9.00%   $   326.67
FMP Revolving Line                         4.25%      9.00%   $ 3,903.22
FMP Seasonal Line                          6.25%     11.00%   $   400.00
RG - Revolving Line                        4.25%      9.00%   $   811.04
Sub                                                  13.00%   $   425.00
                                                              ----------
                                                              $ 8,067.88

Weighted Average Pre-Tax Cost of Debt                 9.45%

Book Value of Equity                                          $ 4,443.00
                                                              ----------
Total Capitalization                                          $12,510.88

COST OF DEBT CAPITAL

Debt as a Percentage of Total Capital                              64.49%
Average Marginal Tax Rate                                          25.00%

Capital Structure Weighted After Tax
  Required Return for Debt                                                 4.57%

COST OF EQUITY CAPITAL
Equity as a Percentage of Total Capital                            35.51%
Required Return for Equity                                         26.00%

Capital Structure Weighted Required
  Return for Equity                                                        9.23%
                                                                          -----

TOTAL COST OF CAPITAL                                                     13.80%
                                                                          -----

 [THIS DOCUMENT REPRESENTS AN INCOMPLETE DRAFT OPINION TO THE SPECIAL COMMITTEE
            WHICH WAS NOT FINALIZED OR DELIVERED BY THE HARMAN GROUP]

                     ROYAL PRECISION, INC. AND SUBSIDIARIES
                       ESTIMATED ORDERLY LIQUIDATION VALUE
                                 APRIL 17, 2002

(In Thousands, except Per Share)
                                                     Balance Sheet                  Liquidation
WORKING CAPITAL                                          Value      % Recovery (1)     Value
---------------                                          -----      --------------     -----
ASSETS
Current Assets
  Cash & Cash Equivalents                               $  460            100%         $  460
  Accounts Receivable, Net                               4,149             90%          3,734
  Inventories                                            6,281             70%          4,397
  Other Current Assets                                     291             50%            146
                                                                                       ------
    Total Current Assets                                                               $8,736
Current Liabilities
  Accounts Payable                                      $2,915            100%         $2,915
  Accrued Salaries and Benefits                            475            100%            475
  Accrued Restructuring Costs                              560            100%            560
  Accrued Pension Liability                                180            100%            180
  Accrued Environmental Costs                              253            100%            253
  Other Accrued Expenses                                   518            100%            518
                                                                                       ------
    Total Current Liabilities                                                          $4,901
                                                                                       ------
Net Working Capital                                                                    $3,835

OTHER ASSETS AND LIABILITIES
Property, Plant, Equipment & Other
  Land                                                  $  123            100%         $  123
  Furniture, Fixtures and Office Equip                     244             90%            220
  Building and Improvements                                784             90%            706
  Machinery and Equipment                                3,979             75%          2,984
  Equipment Held for Sale                                  106             90%             95
  Construction in Progress                                 602             20%            120
  Other Assets                                              75             50%             38
Patents, Intellectual Property, Trade Names (2)          1,250             70%            875

                                                                                       ------
    Total                                                                              $5,161

Total Debt as of April 30, 2002                         $8,068            100%         $8,068
                                                                                       ------

TOTAL ESTIMATED LIQUIDATION VALUE                                                      $  928

ESTIMATED LIQUIDATION VALUE / SHARE                                                    $ 0.08
                                                                                       ------

----------
(1)  Estimated by The Harman Group and the Company's management.
(2) The liquidation value of the Company's patents, intellectual property, and trade names is estimated by The Harman Group. The estimated value is purely illustrative and is not based on detailed analysis or valuation of these assets. Actual values achieved in an orderly liquidation may differ substantially from these values.